Exhibit 99.1

SYNCHRONY FINANCIAL
MONTHLY CHARGE-OFF AND DELINQUENCY STATISTICS
AS OF AND FOR EACH OF THE THIRTEEN MONTHS ENDED
(unaudited, $ in billions)

	Jan 31, 2018	Dec 31, 2017	Nov 30, 2017	Oct 31, 2017	Sep 30, 2017	Aug 31, 2017	Jul 31, 2017	Jun 30, 2017	May 31, 2017	Apr 30, 2017	Mar 31, 2017	Feb 28, 2017	Jan 31, 2017

Period-end loan receivables	$80.1	$81.9	$79.5	$77.4	$76.9	$76.8	$76.2	$75.5	$75.0	$73.8	$73.4	$73.7	$74.9
Average loan receivables, including held for sale	$80.6	$80.6	$77.7	$76.8	$76.8	$76.1	$75.6	$75.1	$73.8	$73.4	$73.0	$74.2	$75.2
30+ days past due as a % of period-end loan receivables	4.8%	4.7%	4.8%	4.9%	4.8%	4.5%	4.4%	4.3%	4.1%	4.1%	4.3%	4.5%	4.4%

Net charge-offs (annualized) as a % of average loan receivables, including held for sale(1)	6.0%	5.5%	5.9%	5.9%	4.8%	5.0%	5.0%	5.0%	5.5%	5.7%	4.9%	5.6%	5.6%
Recovery adjustment(2)	(0.1)%	0.2%	(0.1)%	(0.1)%	—%	—%	0.1%	0.1%	0.1%	(0.1)%	0.3%	—%	(0.4)%
Adjusted net charge-offs as a % of average loan receivables, including held for sale(3)	5.9%	5.7%	5.8%	5.8%	4.8%	5.0%	5.1%	5.1%	5.6%	5.6%	5.2%	5.6%	5.2%

(1) Charge-offs are executed on charge-off cycle dates which occur on various days during each calendar month. The number of different charge-off cycle dates in each month varies based on such factors as the calendar and the timing of billing cycles. As a result, the amount of charged-off receivables can vary between monthly periods with no corresponding change in the performance of the portfolio. The following table sets forth the number of different charge-off cycle dates for our consumer credit card receivables, which represent greater than 96% of total period end receivables at January 31, 2018, for the calendar months indicated.

	2017	2018
January	30	29
February	28	28
March	28	25
April	28	30
May	29	28
June	27	26
July	28	30
August	28	28
September	26	28
October	30	29
November	28	27
December	28	28
(2) Represents adjustment to allocate recoveries, including debt sales, evenly across the three calendar months of each respective quarterly reporting period. The adjustments for periods other than for the last month of each calendar quarter incorporate estimated recoveries for the applicable full quarterly reporting period. Such estimates are subject to change within each applicable quarter and may differ from actual quarterly results.

(3) Adjusted net charge-offs represent a non-GAAP financial measure. Adjusted net charge-offs as a % of average loan receivables, including held for sale, represent the Company's net charge-off rate for each month including the 'recovery adjustment' defined above. We believe the presentation of this measure is useful to investors as it represents a monthly measure which is more indicative of both our quarterly and annual net charge-off rates.

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